Exhibit 99.1

ICOS Corporation Announces Agreement to be

Acquired by Eli Lilly and Company

ICOS Shareholders to Receive $32 per Share in Cash, a 32% Premium

Transaction Valued at $2.1 Billion

Business Editors/Health/Medical Writers

BOTHELL, Wash.—(BUSINESS WIRE)—October 17, 2006—ICOS Corporation (ICOS) (NASDAQ: ICOS), announced today that it has signed a definitive agreement to be acquired by Eli Lilly and Company (Lilly) (NYSE: LLY). ICOS and Lilly currently have a joint venture that manufactures, markets and sells ICOS’ leading product, Cialis(R), which treats erectile dysfunction.

Under the terms of the agreement, ICOS shareholders will receive $32 in cash for each share of ICOS common stock, representing a 32 percent premium to the average closing price of ICOS’ stock for the last ninety days. The transaction values ICOS at approximately $2.1 billion.

“Lilly’s offer is very attractive for our shareholders and reflects the tremendous value ICOS has created,” said Paul Clark, ICOS chairman, president and chief executive officer. “Our highly skilled and dedicated people have worked hard to bring to market a best-in-class product approaching $1 billion in worldwide annual revenues. The value we will now deliver to shareholders is a direct result of our people’s dedication over the past 16 years.”

“When Lilly approached us with its offer, our Board conducted a thorough and careful review, and unanimously concluded that this offer delivers immediate, compelling value to our shareholders,” he added.

Sidney Taurel, Lilly chairman and chief executive officer said, “We have had a very successful and productive partnership with ICOS over the past eight years. Our close collaboration with the many talented people at ICOS has produced outstanding results for both companies. We now look forward to building on this success and continuing to provide the benefits of Cialis to patients around the world.”

Mr. Clark added, “In our relatively short history, ICOS has achieved great success. Everyone at ICOS should be proud of all that we have accomplished together. We are pleased that Lilly has recognized this value, and will continue to build off this success to improve the lives of millions of people worldwide.”

Since beginning operations in 1990, ICOS has focused on significant unmet medical needs. The company’s many accomplishments include:

•	Becoming one of the top-tier biotech companies in the U.S., based on equity market capitalization;

•	Developing the blockbuster product, Cialis, which has 26 percent of the market for erectile dysfunction in the U.S.(1), and 36 percent of the aggregate market in Europe, Canada and Mexico.(2) Cialis is expected to surpass $1 billion in worldwide sales in 2007;

•	Achieving profitability in an industry in which few companies ever do;

•	Building a pipeline with tadalafil, the active pharmaceutical ingredient in Cialis, to evaluate new potential uses, including: once-a-day dosing; benign prostatic hyperplasia and pulmonary arterial hypertension; and,

•	Discovering and advancing exciting candidates into late-preclinical research for diseases such as cancer and psoriasis.

Closing of the transaction is expected around 2006 year-end, subject to approval by the shareholders of ICOS and other customary closing conditions.

Merrill Lynch & Co. acted as financial advisor and Latham & Watkins LLP acted as legal advisor to ICOS in connection with the transaction.

About ICOS Corporation:

ICOS Corporation, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutics to patients. Through Lilly ICOS LLC, ICOS is marketing its first product, Cialis(R) (tadalafil), for the treatment of erectile dysfunction. ICOS is working to develop treatments for serious unmet medical needs such as benign prostatic hyperplasia, hypertension, pulmonary arterial hypertension, cancer and inflammatory diseases.

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Lilly’s and ICOS’ current expectations, estimates and projections relating to the proposed acquisition of ICOS by Lilly, including the expected closing of the transaction and the benefits thereof. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Lilly and ICOS. Accordingly, no assurances can be given that the proposed transaction will occur or that such results will be achieved. There are a number of important factors that could cause actual results to differ materially from those projected, including risks associated with our ability to satisfy the conditions to closing set forth in the definitive agreement, product commercialization, research and clinical development, regulatory approvals, manufacturing, collaboration arrangements, liquidity, competition, intellectual property claims, litigation and other risks detailed in our latest Quarterly Report on Form 10-Q and our other public filings with the Securities and Exchange Commission. ICOS disclaims any intent or obligation to update any forward-looking statements contained herein.

Additional Information About the Acquisition and Where to Find It

A special shareholder meeting will be announced soon to obtain shareholder approval of the proposed transaction. ICOS intends to file with the Securities and Exchange Commission (SEC) a proxy statement and other relevant documents in connection with the proposed transaction. Investors of ICOS are urged to read the definitive proxy statement and other relevant materials when they become available because they will contain important information about ICOS, Lilly and the proposed transaction. Investors may obtain a free copy of these materials (when they are available) and other documents filed by ICOS with the SEC at the SEC’s website at www.sec.gov, at ICOS Corporation’s website at www.ICOS.com or by sending a written request to ICOS Corporation at 22021 20th Avenue SE, Bothell, Washington 98021, attention: Corporate Secretary.

ICOS and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its shareholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of ICOS’ shareholders in connection with the proposed transaction will be set forth in ICOS’ proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the definitive proxy statement when it is filed with the SEC.

(1) IMS Health, IMS National Prescription Audit Plus(TM) (total prescriptions), August 2006.

(2) IMS Health, IMS MIDAS (tablets into pharmacies), August 2006.

CONTACT:	ICOS

Lacy Fitzpatrick, 425-415-2207

or

Michael Stein, 425-489-8756

or

Abernathy MacGregor Group

Dan Hilley, 213-630-6550

or

Whitney Hays, 917-359-5316

SOURCE:	ICOS Corporation